Exhibit 99.1

One North Central Avenue, Phoenix, AZ 85004	(602) 366-8100

For Immediate Release
Contact:	Investors: Media:	Stanton K. Rideout Peter J. Faur	(602) 366-8589 (602) 366-7993

Phelps Dodge Reports Improved Third Quarter Results

2003 Third Quarter Highlights

•	Third quarter net loss was $0.3 million (4 cents per share after deducting preferred dividends); third quarter 2002 was a net loss of $53.7 million (64 cents per share)

•	Third quarter net loss included an after-tax, net special loss of $9.0 million (10 cents per share), including net environmental reserve provisions and a legal provision for an historic Cyprus Amax matter; third quarter 2002 net loss included after-tax, net special loss of $24.0 million (27 cents per share)

•	London Metal Exchange (LME) copper price averaged 79.5 cents per pound in the 2003 third quarter, compared with 68.9 cents for the corresponding period in 2002 and 74.4 cents in the 2003 second quarter

•	The New York Commodity Exchange (COMEX) copper price averaged 80.0 cents per pound during the quarter, compared with 69.3 cents for the corresponding period in 2002 and 74.7 cents in the 2003 second quarter

•	Quest for Zero, the company’s comprehensive, lean-production program, achieved $84 million in improvements in the 2003 third quarter, bringing the total to $505 million since the program was announced in May 2001 — the current annualized run rate is $335 million

•	Cash flow from operating activities was $208.2 million for the quarter and $245.2 million for the nine months ended September 30, 2003, compared with $121.6 million and $301.3 million in the corresponding 2002 periods

Consolidated Results (Unaudited)

			Nine Months Ended
	Third Quarter		September 30,

(Dollars in millions except per share amounts)	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Sales	$1,031.1	941.2	2,971.3	2,826.5
Operating income (loss)	$46.8	(12.0)	92.7	(9.5)
Net loss	$(0.3)	(53.7)	(30.5)	(112.8)
Loss per share	$(0.04)	(0.64)	(0.46)	(1.43)
Cash flow from operating activities	$208.2	121.6	245.2	301.3
Capital expenditures and investments	$29.0	37.7	106.3	88.5
Total debt at period end	$2,020.7	2,194.7	2,020.7	2,194.7
Cash at period end	$438.3	437.4	438.3	437.4

*	See Note 4 to Consolidated Financial Information.

Supplemental Data - Special Items and Provisions (Unaudited)

			Nine Months Ended
	Third Quarter		September 30,

(Dollars in millions except per share amounts)	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Special Items and Provisions Impacting Statement of Operations:
Operating income (loss)	$(9.4)	(23.2)	(9.6)	(49.7)
Total, after-tax	$(9.0)	(24.0)	5.0	(20.5)
Per share	$(0.10)	(0.27)	0.06	(0.25)

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of its reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluate within the context of our U.S. GAAP results. Our non-GAAP measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on October 29 at 9:30 a.m. (EST); visit: www.phelpsdodge.com for more details

PHOENIX, October 29, 2003 – Phelps Dodge Corp. (NYSE: PD) today reported a consolidated net loss in the 2003 third quarter of $0.3 million, or 4 cents per share after deducting preferred dividends. The net loss included a net special loss of $9.0 million, or 10 cents per share, after taxes. The net special loss resulted primarily from net environmental reserve provisions ($7.9 million) and a legal provision for an historic Cyprus Amax matter ($1.1 million).

By comparison, in the third quarter of 2002, the company reported a net loss of $53.7 million, or 64 cents per share. This amount included a special, after-tax net loss of $24.0 million, or 27 cents per share. (See Note 1 to Consolidated Financial Information, “Special Items and Provisions.”)

J. Steven Whisler, chairman, president and chief executive officer, said: “We delivered a solid operating performance in the third quarter. Despite incurring a net special charge of $9 million, we reported near-breakeven financial results. Importantly, our cash flow from operations was more than $208 million during the quarter.

“Economic downturns and weak commodity prices of the past few years have been difficult for us. While our reported results have been disappointing, we have used this period to pursue sustainable operating improvements through Quest for Zero, our comprehensive, lean-production program. As a result, we are well positioned to benefit from improving commodity prices.

“We are seeing definitive signs of improving supply-demand fundamentals and generally improved economic conditions, and are cautiously optimistic that we are seeing the beginning of an upward and sustainable positive trend in the economic cycle. Recent improvements in copper and molybdenum prices reflect these trends. The spot copper price, which averaged 79.5 cents (LME) per pound in the third quarter, is currently near 90 cents per pound. At our current operating configuration, each 1 cent improvement in our copper margin means approximately $20 million of pre-tax earnings and cash flow on an annualized basis. With improving prices, our continuing focus on Quest for Zero cost improvements, and rigorous capital discipline, we’re confident we will deliver excellent value to our shareholders.”

Sales

Consolidated sales were $1,031.1 million in the 2003 third quarter and $2,971.3 million in the first nine months of 2003, compared with $941.2 million and $2,826.5 million in the corresponding 2002 periods. The 5 percent increase in sales for the first nine months of 2003 resulted primarily from higher copper prices, higher molybdenum realizations, higher specialty chemical sales and higher wire and cable sales. The improved specialty chemical sales resulted from higher average unit selling prices principally in Europe and Brazil due to higher feedstock-related increases. The increase in wire and cable sales was attributable to higher sales volumes in Brazil, Central America and Africa.

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

			Nine Months Ended
	Third Quarter		September 30,

(Dollars in millions except unit prices and cost)	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Sales	$704.1	629.3	2,000.7	1,885.5
Operating income	$59.6	5.7	121.1	71.2
Special items in operating income	$(5.0)	(8.1)	(5.5)	26.6
LME copper price (per lb.)	$0.795	0.689	0.765	0.708
COMEX copper price (per lb.)	$0.800	0.693	0.769	0.719
Metals Week molybdenum (per lb.)	$5.67	4.71	4.98	3.94
Implied full unit cost of copper production (per lb.)**	$0.675	0.663	0.686	0.680
Implied cash unit cost of copper production (per lb.)**	$0.518	0.500	0.530	0.516
Copper production (own mines, in thousand tons)	266.3	254.2	786.0	766.0
Copper sales (own mines, in thousand tons)	268.6	267.4	798.9	800.6
Molybdenum production (own mines, in million lbs.)	13.1	12.1	37.7	33.1
Molybdenum sales (own mines, in million lbs.)	12.5	10.8	39.8	34.9
Capital expenditures and investments	$15.9	27.2	52.9	65.3

*	See Note 4 to Consolidated Financial Information.

**	Implied full unit cost of copper production is based on PDMC’s operating margin per pound of copper sold (i.e., PDMC operating income (loss) excluding special items, divided by pounds of PD-mined copper sold, deducted from the LME copper price). Implied cash unit cost of copper production excludes PDMC’s segment depreciation, depletion and amortization and copper mine closure accrual from its operating margin in the above calculation. Note that our measures of implied unit cost of copper may not be comparable to similarity titled measures reported by other companies.

Operating income of $59.6 million in the third quarter of 2003 increased by $53.9 million compared with the corresponding 2002 period primarily due to higher copper realizations of approximately 11 cents per pound (approximately $57 million) and lower special, pre-tax losses of $3.1 million in the 2003 third quarter compared with the corresponding 2002 period. These improvements were partially offset by a higher implied unit cost of copper production (approximately $6 million). Excluding special items, PDMC’s operating income increased $50.8 million in the 2003 third quarter.

The implied full and cash unit cost of copper production for the third quarter of 2003 increased approximately 1 cent and 2 cents per pound, respectively, compared with the corresponding 2002 period. The increases were primarily due to unfavorable stockpile and inventory changes (approximately 2 cents per pound), higher energy costs (approximately 1 cent per pound) and higher exploration expenses (approximately 1 cent per pound); partially offset by lower depreciation and closure expense (approximately 1 cent per pound) and a favorable finished goods inventory change (approximately 1 cent per pound).

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

			Nine Months Ended
	Third Quarter		September 30,

(Dollars in millions)	2003	2002	2003	2002

Sales:
Specialty chemicals	$152.0	138.5	480.2	408.3
Wire and cable	175.0	173.4	490.4	532.7

	$327.0	311.9	970.6	941.0

Operating income (loss):
Specialty chemicals	$8.4	12.1	37.5	42.3
Wire and cable	5.8	(19.1)	12.7	(13.0)

	$14.2	(7.0)	50.2	29.3

Special items in operating income:
Specialty chemicals	—	1.1	3.2	1.1
Wire and cable	0.4	(22.5)	0.4	(22.5)

	0.4	(21.4)	3.6	(21.4)

Capital expenditures and investments	$11.2	9.6	27.6	19.1

PDI’s sales of $327.0 million were $15.1 million higher than the sales in the 2002 third quarter. Specialty chemicals sales of $152.0 million for the 2003 third quarter increased 10 percent primarily from higher average unit selling prices principally in Europe and Brazil due to higher feedstock-related increases (approximately $8 million) and stronger foreign currency translation gains (approximately $8 million). In addition, wire and cable sales increased $1.6 million as a result of increased demand in Brazil, Central America and Africa (approximately $8 million); partially offset by lower sales volumes in North America (approximately $6 million).

The increase in operating income in the third quarter ($21.2 million) compared with the 2002 third quarter was attributable to the absence of a special, pre-tax loss of $21.4 million primarily associated with the temporary closure of the Laurinburg, North Carolina, magnet wire plant, the temporary closure of the West Caldwell, New Jersey, High Performance Conductors facility, and restructuring and consolidation of certain administrative functions in the 2002 third quarter. Additionally, Specialty Chemicals operating income in the 2003 third quarter was $3.7 million lower than the comparable 2002 period due to lower sales volumes in Europe (approximately $2 million); higher expense (approximately $8 million) for increased turnaround activity, higher utility costs and depreciation; and the absence of a special, pre-tax gain of $1.1 million in the 2002 third quarter. These were partially offset by higher Quest for Zero improvements of approximately $4 million and improved variable margins primarily in Europe (approximately $4 million).

Corporate Matters

The company’s total debt at September 30, 2003, was $2,020.7 million, compared with $2,061.1 million at June 30, 2003, and $2,110.6 million at year-end 2002. The company’s ratio of debt to total capitalization was 41.0 percent at September 30, 2003, versus 41.6 percent at June 30, 2003, and 42.3 percent at December 31, 2002. Debt reductions in the 2003 third quarter included the prepayment of $24 million of long-term debt at the company’s Cerro Verde copper mine in Peru. Cerro Verde now has no long-term debt.

Cash flow provided by operating activities was $208.2 million in the 2003 third quarter and $245.2 million in the first nine months of 2003, compared with $121.6 million and $301.3 million in the corresponding 2002 periods. The decrease in the first nine months of 2003 primarily reflected payments for an historic Cyprus Amax lawsuit and arbitration award ($48.6 million) and other net working capital increases primarily related to increased sales volumes and prices.

The company’s cash position at September 30, 2003, of $438.3 million reflected an increase of $140.1 million from June 30, 2003.

On September 3, 2003, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on November 17, 2003.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s third-quarter conference call with the financial community on Wednesday, October 29, at 9:30 a.m. Eastern Standard Time. Management plans to discuss 2003 third-quarter results and provide its outlook for the 2003 fourth quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company’s two divisions, Phelps Dodge Mining Company and Phelps Dodge Industries, employ approximately 13,500 people in 27 countries.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2002.

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PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

			Nine Months Ended
	Third Quarter		September 30,

	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Sales and other operating revenues	$1,031.1	941.2	2,971.3	2,826.5

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	825.0	790.6	2,419.3	2,361.0
Depreciation, depletion and amortization	103.1	101.9	311.9	307.9
Selling and general administrative expense	34.6	26.8	103.1	88.8
Exploration and research expense	12.2	10.7	34.7	28.6
Special items and provisions, net (see Note 1)	9.4	23.2	9.6	49.7

	984.3	953.2	2,878.6	2,836.0

Operating income (loss)	46.8	(12.0)	92.7	(9.5)
Interest expense	(36.9)	(41.4)	(109.9)	(143.4)
Capitalized interest	0.2	—	0.4	—
Early debt extinguishment costs (see Note 6)	—	(31.3)	—	(31.3)
Miscellaneous income and expense, net	2.1	0.9	15.3	2.6

Income (loss) before taxes, minority interests, equity in net earnings of affiliated companies and cumulative effect of accounting change	12.2	(83.8)	(1.5)	(181.6)
Benefit (provision) for taxes on income (see Note 2)	(12.0)	31.3	(33.9)	95.8
Minority interests in consolidated subsidiaries	(1.1)	(2.0)	(5.1)	(6.0)
Equity in net earnings of affiliated companies	0.6	0.8	1.6	1.9

Loss before cumulative effect of accounting change	(0.3)	(53.7)	(38.9)	(89.9)
Cumulative effect of accounting change (see Note 3)	—	—	8.4	(22.9)

Net loss	$(0.3)	(53.7)	(30.5)	(112.8)
Preferred stock dividends	(3.3)	(3.3)	(10.1)	(5.7)

Loss applicable to common shares	$(3.6)	(57.0)	(40.6)	(118.5)

Average number of common shares outstanding - basic	88.7	88.6	88.6	82.6
Basic loss per common share before cumulative effect of accounting change	$(0.04)	(0.64)	(0.55)	(1.15)
Cumulative effect of accounting change	—	—	0.09	(0.28)

Basic loss per common share	$(0.04)	(0.64)	(0.46)	(1.43)

Average number of common shares outstanding - diluted**	88.7	88.6	88.6	82.6
Diluted loss per common share before cumulative effect of accounting change	$(0.04)	(0.64)	(0.55)	(1.15)
Cumulative effect of accounting change	—	—	0.09	(0.28)

Diluted loss per common share**	$(0.04)	(0.64)	(0.46)	(1.43)

BUSINESS DIVISIONS (Unaudited; in millions)

Sales and other operating revenues - unaffiliated customers
Phelps Dodge Mining Company	$704.1	629.3	2,000.7	1,885.5
Phelps Dodge Industries	327.0	311.9	970.6	941.0

	$1,031.1	941.2	2,971.3	2,826.5

Operating income (loss)
Phelps Dodge Mining Company	$59.6	5.7	121.1	71.2
Phelps Dodge Industries	14.2	(7.0)	50.2	29.3
Corporate and other	(27.0)	(10.7)	(78.6)	(110.0)

	$46.8	(12.0)	92.7	(9.5)

*	See Note 4 to Consolidated Financial Information.

**	Diluted loss per common share would have been anti-dilutive if based on fully diluted shares adjusted to reflect the conversion of mandatory convertible preferred shares to common shares and stock option exercises.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	September 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$438.3	349.8
Accounts receivable, net	480.6	391.1
Mill and leach stockpiles	26.0	48.9
Inventories	378.6	398.5
Supplies	142.5	142.8
Prepaid expenses and other current assets	23.6	26.5
Deferred income taxes	57.5	70.6

Current assets	1,547.1	1,428.2
Investments and long-term receivables	142.7	132.3
Property, plant and equipment, net (see Note 5)	4,677.8	4,813.7
Long-term mill and leach stockpiles	79.6	64.3
Deferred income taxes	7.7	11.0
Goodwill	99.0	90.7
Intangible assets (see Note 5)	327.8	345.9
Other assets and deferred charges	117.9	142.9

	$6,999.6	7,029.0

Liabilities
Current liabilities:
Short-term debt	$48.5	35.2
Current portion of long-term debt	124.4	127.0
Accounts payable and accrued expenses	610.2	609.1
Dividends payable	3.3	3.4
Accrued income taxes	28.6	9.4

Current liabilities	815.0	784.1
Long-term debt	1,847.8	1,948.4
Deferred income taxes	420.1	430.8
Other liabilities and deferred credits	1,010.0	986.8

	4,092.9	4,150.1

Minority interests in consolidated subsidiaries	74.0	65.3

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 89.3 outstanding in 2003 and 88.9 outstanding in 2002	557.8	555.6
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2003 and 2002	2.0	2.0
Capital in excess of par value	1,562.2	1,552.1
Retained earnings	1,132.7	1,173.3
Accumulated other comprehensive loss	(410.7)	(458.5)
Other	(11.3)	(10.9)

	2,832.7	2,813.6

	$6,999.6	7,029.0

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended September 30,
	2003	2002

		(As Restated)*
Operating activities
Net loss	$(30.5)	(112.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	311.9	307.9
Deferred income taxes	3.9	(10.9)
Changes in net assets, special items and provisions, and other	(40.1)	117.1

Net cash provided by operating activities	245.2	301.3

Investing activities
Capital outlays	(105.5)	(86.5)
Capitalized interest	(0.4)	—
Investment in subsidiaries and other	(0.8)	(2.0)
Proceeds from asset dispositions	15.1	34.7
Other investing, net	(4.2)	(33.6)

Net cash used in investing activities	(95.8)	(87.4)

Financing activities
Increase in debt	9.5	21.8
Payment of debt	(102.7)	(742.2)
Preferred dividends	(10.1)	(2.4)
Issuance of shares	8.6	592.2
Other financing, net	33.8	(32.8)

Net cash used in financing activities	(60.9)	(163.4)

Increase in cash and cash equivalents	88.5	50.5
Cash and cash equivalents at beginning of period	349.8	386.9

Cash and cash equivalents at end of period	$438.3	437.4

*	See Note 4 to Consolidated Financial Information.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions except copper and molybdenum prices and unit cost)

			Nine Months Ended
	Third Quarter		September 30,

	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Phelps Dodge Mining Company:
Sales and other operating revenues	$704.1	629.3	2,000.7	1,885.5
Operating income (A)	$59.6	5.7	121.1	71.2
LME copper price per pound	$0.795	0.689	0.765	0.708
COMEX copper price per pound	$0.800	0.693	0.769	0.719
Implied unit cost of copper production - full	$0.675	0.663	0.686	0.680
Implied unit cost of copper production - cash	$0.518	0.500	0.530	0.516
Copper production (thousand tons):
Morenci:
Electrowon	108.6	106.0	317.6	313.4
Bagdad/Sierrita:
Concentrate	41.3	31.5	118.0	91.9
Electrowon	5.6	7.7	18.0	24.2
Miami/Bisbee:
Electrowon	5.1	2.3	14.4	6.2
Chino/Cobre:
Electrowon	10.1	11.9	26.4	43.6
Tyrone:
Electrowon	13.5	18.7	44.9	51.5
Candelaria:
Concentrate	54.5	53.0	167.0	163.2
Cerro Verde:
Electrowon	24.1	24.2	73.5	70.7
El Abra:
Electrowon	65.3	58.1	180.3	186.8
Other	1.1	(0.6)	5.1	(0.2)

Total copper production	329.2	312.8	965.2	951.3
Less minority participants’ shares (B)	(62.9)	(58.6)	(179.2)	(185.3)

Net Phelps Dodge share	266.3	254.2	786.0	766.0

Copper sales (thousand tons):
Net Phelps Dodge share from own mines	268.6	267.4	798.9	800.6
Purchased copper	90.9	113.2	269.3	333.7

Total copper sales	359.5	380.6	1,068.2	1,134.3

Metals Week - molybdenum oxide price per pound	$5.67	4.71	4.98	3.94
Molybdenum concentrate production (million pounds)	13.1	12.1	37.7	33.1
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	12.5	10.8	39.8	34.9

*	See Note 4 to Consolidated Financial Information.

(A)	Includes a special, pre-tax loss of $5.0 million in the 2003 third quarter and $5.5 million in the nine months ended September 30, 2003; includes a special, pre-tax loss of $8.1 million and a special, pre-tax gain of $26.6 million in the third quarter and nine months ended September 30, 2002, respectively. (See Note 1 to Consolidated Financial Information.)

(B)	Minority participant interests include (i) a 15% undivided interest in the Morenci, Arizona, copper mining complex, (ii) a one-third partnership in Chino Mines Company in New Mexico, (iii) a 20% partnership interest in Candelaria in Chile and (iv) a 49% partnership interest in the El Abra copper mining operation in Chile.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions)

			Nine Months Ended
	Third Quarter		September 30,

	2003	2002	2003	2002

Phelps Dodge Industries:
Sales and other operating revenues - unaffiliated customers:
Specialty chemicals	$152.0	138.5	480.2	408.3
Wire and cable	175.0	173.4	490.4	532.7

	$327.0	311.9	970.6	941.0

Operating income (loss):
Specialty chemicals (A)	$8.4	12.1	37.5	42.3
Wire and cable (B)	5.8	(19.1)	12.7	(13.0)

	$14.2	(7.0)	50.2	29.3

(A)	Includes a special, pre-tax gain of $3.2 million in the nine months ended September 30, 2003; includes a special, pre-tax gain of $1.1 million in the third quarter and nine months ended September 30, 2002. (See Note 1 to Consolidated Financial Information.)

(B)	Includes a special, pre-tax gain of $0.4 million in the 2003 third quarter and nine months ended September 30, 2003; includes a special, pre-tax loss of $22.5 million in the third quarter and nine months ended September 30, 2002. (See Note 1 to Consolidated Financial Information.)

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1. Special Items and Provisions

In the third quarter of 2003, the company recognized a net special, pre-tax loss of $9.4 million. On an after-tax basis, this loss was $9.0 million (refer to Note 2 for a further discussion of income taxes).

The following schedule summarizes special items for the quarter and nine months ended September 30, 2003:

(Gains/(losses) in millions except per share)

				Nine Months Ended
	2003 Third Quarter			September 30, 2003

	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share

Special items and provisions, net:
PDMC -
Environmental provisions, net	$(5.0)	(4.8)	(0.05)	(5.5)	(5.2)	(0.06)

	(5.0)	(4.8)	(0.05)	(5.5)	(5.2)	(0.06)

PDI -
Environmental provisions, net	0.4	0.4	—	0.4	0.4	—
Termination of a foreign postretirement benefit plan	—	—	—	3.2	2.4	0.03

	0.4	0.4	—	3.6	2.8	0.03

Corporate and other -
Environmental provisions, net	(3.7)	(3.5)	(0.04)	(7.1)	(6.8)	(0.07)
Environmental insurance recoveries, net	—	—	—	0.5	0.5	0.01
Historic Cyprus Amax legal matter	(1.1)	(1.1)	(0.01)	(1.1)	(1.1)	(0.01)

	(4.8)	(4.6)	(0.05)	(7.7)	(7.4)	(0.07)

	(9.4)	(9.0)	(0.10)	(9.6)	(9.8)	(0.10)

Miscellaneous income and expense, net:
Gain on sale of cost investment	—	—	—	6.4	6.4	0.07

Cumulative effect of accounting change (see Note 3)	—	—	—	9.7	8.4	0.09

Total	$(9.4)	(9.0)	(0.10)	6.5	5.0	0.06

The following schedule summarizes special items for the third quarter and nine months ended September 30, 2002:

(Gains/(losses) in millions except per share)

				Nine Months Ended
	2002 Third Quarter			September 30, 2002

	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share

Special items and provisions, net:
PDMC -
Environmental provisions, net	$(2.5)	(2.5)	(0.03)	(2.5)	(2.5)	(0.03)
October 2001 restructuring:
Reassessment of employee activities and take-or-pay contracts	4.4	4.4	0.05	4.4	4.4	0.05
Additional retirement benefits	(6.4)	(6.4)	(0.07)	(6.4)	(6.4)	(0.08)
Environmental insurance recoveries, net	(3.6)	(2.5)	(0.03)	8.5	7.2	0.09
Sale of non-core real estate	—	—	—	22.6	22.6	0.27

	(8.1)	(7.0)	(0.08)	26.6	25.3	0.30

PDI -
September 2002 restructuring programs	(23.0)	(22.2)	(0.25)	(23.0)	(22.2)	(0.27)
Environmental provisions, net*	0.3	0.3	—	0.3	0.3	—
Reassessment of prior restructuring programs**	1.3	1.3	0.02	1.3	1.3	0.02

	(21.4)	(20.6)	(0.23)	(21.4)	(20.6)	(0.25)

Corporate and other -
Environmental provisions, net	(0.5)	(2.9)	(0.03)	(12.6)	(12.6)	(0.15)
Environmental insurance recoveries, net	6.8	6.1	0.07	15.4	13.0	0.16
Historic Cyprus Amax lawsuit settlement	—	(0.6)	(0.01)	(11.2)	(9.5)	(0.12)
Historic Cyprus Amax arbitration award with regard to Plateau Mining	—	(0.5)	(0.01)	(46.5)	(45.0)	(0.54)

	6.3	2.1	0.02	(54.9)	(54.1)	(0.65)

	(23.2)	(25.5)	(0.29)	(49.7)	(49.4)	(0.60)

Early debt extinguishment costs	(31.3)	(26.6)	(0.30)	(31.3)	(26.6)	(0.32)

Miscellaneous income and expense, net:
Cost investment write-downs	—	—	—	(1.2)	(1.2)	(0.01)
Benefit (provision) for taxes on income:
Release of taxes provided with regard to Plateau Mining	—	—	—	—	13.0	0.16
Tax benefit for 2001 net operating loss carryback	—	28.1	0.32	—	66.6	0.80

	—	28.1	0.32	—	79.6	0.96

Cumulative effect of accounting change	—	—	—	(33.0)	(22.9)	(0.28)

Total	$(54.5)	(24.0)	(0.27)	(115.2)	(20.5)	(0.25)

*	Includes reassessment of $0.6 million for prior restructuring programs.

**	Includes $(0.1) million related to an increase in equipment reserve, reflected in net property, plant and equipment.

2. Provision for Taxes on Income

The company’s income tax provision for the 2003 third quarter principally resulted from:

•	taxes on earnings at international operations ($14.0 million) that cannot be offset by losses at domestic operations; partially offset by

•	current-year loss carryback benefit for U.S. operations ($2.0 million).

The company’s income tax provision for the nine months ended September 30, 2003, principally resulted from:

•	taxes on earnings at international operations ($41.2 million) that cannot be offset by losses at domestic operations; partially offset by

•	a benefit from finalizing year-end 2002 estimates in the company’s 2002 U.S. tax return filed in June 2003 ($4.2 million) and

•	current-year loss carryback benefit for U.S. operations ($3.1 million).

3. Adoption of New Accounting Standards

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” With the adoption of this Statement, we recognize asset retirement obligations (AROs) as liabilities when incurred, with the initial measurement at fair value. These liabilities will be accreted to full value over time through charges to income. In addition, an asset retirement cost was capitalized as part of the related asset’s carrying value and will subsequently be depreciated to expense over the asset’s useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties’ assets and intangibles of approximately $12.2 million and a cumulative gain of $8.4 million, net of deferred income taxes. For the quarter and nine months ended September 30, 2003, the effect of adopting SFAS No. 143 decreased loss before cumulative effect of accounting change by approximately $3.6 million, or 4 cents per common share, and $14.5 million, or 16 cents per common share, respectively.

The following table summarizes our asset retirement obligation liability for the quarter and nine months ended September 30, 2003:

(Unaudited; dollars in millions)

		Nine Months Ended
	2003 Third Quarter	September 30, 2003

Beginning balance	$177.1	138.6
Liability recorded upon adoption of SFAS No. 143	—	10.4
New liabilities during the period	—	0.6
Accretion expense	3.9	10.8
Payments	(0.4)	(1.2)
Revisions in estimated cash flows	0.3	21.6
Foreign currency translation adjustments	—	0.1

Ending balance	$180.9	180.9

During the second quarter of 2003, we revised our cash flow estimates ($21.3 million discounted) for Chino and Tyrone mines based on the hearing officer’s decision rendered at the May 2003 hearing for the financial assurance requirements as part of the closure plans related to our operations at Chino, Cobre and Tyrone (previously announced on May 22, 2003). The effect of this change in estimate did not have a material impact on our results of operations for the quarter and nine months ended September 30, 2003.

The pro forma effects of the application of SFAS No. 143 as if this Statement had been adopted on January 1, 2002, are presented below:

(Unaudited; dollars in millions except per share data)

	Third	Nine Months Ended
	Quarter	September 30,

	2002	2003	2002

Loss before cumulative effect of accounting change as reported	$(53.7)	(38.9)	(89.9)
Reduced cost of products sold, net of tax	4.9	—	14.2
Additional depreciation expense, net of tax benefit	(0.5)	—	(1.4)

Pro forma loss before cumulative effect of accounting change	$(49.3)	(38.9)	(77.1)

Loss per common share before
cumulative effect of accounting change:
Basic and diluted - as reported	$(0.64)	(0.55)	(1.15)
Basic and diluted - pro forma	$(0.59)	(0.55)	(1.00)
Net loss as reported	$(53.7)	(30.5)	(112.8)
Pro forma net loss	$(49.3)	(38.9)	(100.0)
Loss per common share:
Basic and diluted - as reported	$(0.64)	(0.46)	(1.43)
Basic and diluted - pro forma	$(0.59)	(0.55)	(1.28)

Effective January 1, 2002, the company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Upon completion of the transitional impairment tests, the fair value of three of the company’s international Wire and Cable reporting units were determined to be less than the reporting units’ carrying amount. The resulting impairment loss recognized upon adoption of SFAS No. 142 in the first quarter of 2002 was $33.0 million, pre-tax ($22.9 million, after-tax) and was recognized as a cumulative effect of a change in accounting principle.

The changes in the carrying amount of goodwill for the year ended December 31, 2002, and nine months ended September 30 were as follows:

(Unaudited; dollars in millions)

	Specialty	Wire and
	Chemicals	Cable
	Segment	Segment	Total

Balance as of December 31, 2001	$88.5	54.6	143.1
Impairment losses upon adoption of SFAS No. 142	—	(33.0)	(33.0)
Foreign currency translation adjustments	(19.4)	—	(19.4)

Balance as of December 31, 2002	69.1	21.6	90.7
Foreign currency translation adjustments	8.3	—	8.3

Balance as of September 30, 2003	$77.4	21.6	99.0

4. Restatement of Consolidated Financial Statements

Prior to filing its 2002 10-K, the company identified certain accounting matters relating to its December 31, 2001, Consolidated Financial Statements and its quarterly consolidated financial information through September 30, 2002, that required restatement. These adjustments were necessary (i) to change the company’s units-of-production depreciation rate methodology for mining, smelting and refining assets to exclude estimates of future capital as well as any material other than proven and probable ore reserves, and to depreciate short-lived assets on a straight-line basis over their estimated useful lives, less salvage value; (ii) to adjust the fair value estimates of acquired reclamation obligations and to recognize the related annual accretion expense, and to revise certain reclamation cost estimates and associated charges for information obtained in 2001; (iii) to capitalize as inventory copper contained in low-grade mill and leach stockpiles, and consequent in-process materials being converted to salable products; (iv) to reverse a loss contingency reserve associated with legal matters; and (v) to increase the valuation allowance for deferred tax assets. The matters subject to adjustment were more fully discussed in the Quarterly Financial Data in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2002.

5. Reclassification of Intangible Assets

As a result of discussions the company had with the Staff of the Securities and Exchange Commission regarding the balance sheet classification of certain mining concessions, primarily mining concessions containing proven and probable ore reserves and mineralized material at the company’s South American mines and whether such assets constitute tangible or intangible assets, the company has reclassified its mining concessions as intangible assets and previously reported historical amounts also have been reclassified for comparative purposes. Historically, the company has classified such assets less the related accumulated depreciation, depletion and amortization, as “Property, plant and equipment, net” on its consolidated balance sheet. These assets will continue to be amortized over their respective useful lives. The reclassifications had no effect on the company’s net loss or shareholders’ equity.

6. Reclassification of 2002 Extraordinary Item

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and

Technical Corrections.” Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be classified as an extraordinary item, net of related income tax effect. This Statement eliminates SFAS No. 4 and, thus, the exception to applying Accounting Principles Board (APB) No. 30 to all gains and losses related to extinguishment of debt. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. This Statement was adopted by the company on January 1, 2003. As a result of this Statement being adopted, we have reclassified the 2002 third quarter extraordinary item for debt extinguishment to a recurring item.